Exhibit 3.15
New Jersey Department of the Treasury
Division of Revenue
Certificate of Formation, Limited Liability Company
This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey Stale law. Applicants must insure strict compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary’s office.
1.	Name of Limited Liability Company: Harwood Service Company of New Jersey, LLC

2.	The purpose for which this Limited Liability Company is organized is: See attached

3.	Date of formation:

4.	Registered Agent Name & Address (must be in NJ): Corporation Service Company 830 Bear Tavern Road West Trenton, New Jersey 08628

5.	Dissolution date: Perpetual

6.	Other provisions (list below or attach to certificate):
The undersigned represent(s) that this filing complies with requirements detailed in NJSA 42.
The undersigned hereby request(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.
Signature: /s/ Kathleen B. McCamey        Date: 5-2-02

Harwood Service Company of New Jersey, LLC
Certificate of Formation
Limited Liability Company
The purpose for which this Limited Liability Company is organized is:
1.	To engage in the sales, marketing and servicing of financial and insurance products in connection with loans and other credit transactions entered into by its’ parent and affiliated companies;

2.	To act as a licensed insurance agency for various life and property/casualty insurance companies and perform normal and customary agency duties and functions; and

3.	To engage in all other lawful commercial and/or financial activities.